UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2024

CEPTON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39959	27-2447291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 West Trimble Road

San Jose, CA 95131

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 408-459-7579

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on Which Registered:
Common stock, par value $0.00001 per share	CPTN	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for common stock at an exercise price of $115.00 per share, subject to adjustment	CPTNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

Agreement and Plan of Merger

On July 29, 2024, Cepton, Inc., a Delaware corporation (the “Company” or “Cepton”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with KOITO MANUFACTURING CO., LTD (“Parent” or “Koito”), a corporation organized under the laws of Japan, and Project Camaro Merger Sub, Inc., a Delaware corporation and an indirectly wholly owned subsidiary of Koito (“Merger Sub”).

The Merger Agreement and the other transactions contemplated thereby (the “Transaction”) were approved by the Company’s Board of Directors (the “Company Board”) based upon the unanimous recommendation of a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”). Subject to the terms of the Merger Agreement, the Company Board resolved to recommend that the Company’s stockholders vote in favor of adoption of the Merger Agreement and approval of the Transaction.

The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) and an indirect subsidiary of Koito; (ii) at the effective time of the Merger (the “Effective Time”) each share of common stock of the Company, par value $0.00001 per share (the “Company Common Stock”) issued and outstanding immediately before the Effective Time (other than (a) shares of Company Common Stock held by any subsidiary of the Company immediately prior to the Effective Time; (b) shares of Company Common Stock held by Koito or any of its subsidiaries or owned by the Company as treasury stock, in each case, immediately prior to the Effective Time; and (c) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and for which the holder thereof is entitled to demand and properly demands the appraisal of such shares in accordance with, and complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware) shall be converted automatically into the right to receive $3.17 per share without interest (the “Merger Consideration”); and (iii) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Corporation.

Each share of Series A Convertible Preferred Stock of the Company, par value $0.00001 per share, (“Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be cancelled. The Company’s warrants to acquire up to 862,500 shares of Company Common Stock issued and outstanding on the date of the Merger Agreement originally issued as a component of the units sold in Growth Capital Acquisition Corp.’s initial public offering (the “Public Warrants”) and warrants to acquire up to 517,000 shares of Company Common Stock issued at the time of Growth Capital Acquisition Corp.’s initial public offering (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) that are outstanding and unexercised as of immediately prior to the Effective Time shall be treated in accordance with the terms and conditions of the Warrant Agreement, dated as of January 29, 2021 by and between the Company and Continental Stock Transfer & Trust Company. The Company’s earnout shares (“Earnout Shares”) shall be treated in accordance with the terms and conditions of the Business Combination Agreement, dated as of August 4, 2021, by and among the Company, GCAC Merger Sub Inc. and Cepton Technologies, as amended, pursuant to which, at the Effective Time, the Earnout Shares shall (i) be deemed unearned as the Merger Consideration does not exceed the share price milestone thresholds applicable to the Earnout Shares and (ii) be cancelled. If the Merger is consummated, shares of Company Common Stock and Public Warrants will be delisted from the Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934.

Treatment of Company Equity Awards

The Merger Agreement provides that at or immediately prior to the Effective Time:

i.	each compensatory option to purchase shares of Company Common Stock (a “Company Option”) that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled, and the holder of any such option shall be entitled to receive, at or promptly after the Effective Time, an amount in cash, less any withholding taxes, determined by multiplying (a) the excess, if any, of the per share Merger Consideration over the applicable exercise price per share of the Company Option by (b) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time;

ii.	each service-based restricted stock unit or deferred stock unit of the Company (“Company RSU”) that is outstanding immediately prior to the Effective Time, whether or not vested, shall be canceled, and the holder of any such Company RSU will be entitled to receive (without interest), at or promptly after the Effective Time, for each such Company RSU an amount in cash, less any withholding taxes, determined by multiplying the per share Merger Consideration by the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time; provided, that as to any such Company RSU that is not vested as of the Effective Time, the Merger Consideration for such unvested Company RSU will remain subject to the vesting conditions that applied to such Company RSU immediately prior to the Effective Time (including any provisions for accelerated vesting of such Company RSU in connection with a termination of the holder’s employment) and shall be payable only if and to the extent such vesting conditions are satisfied; and

iii.	each award of performance-based restricted stock units of the Company (“Company PSU”) that is outstanding immediately prior to the Effective Time shall vest as to the number of Company PSUs determined in accordance with the applicable award agreement and shall be canceled and converted into the right to receive (without interest), at or promptly after the Effective Time, an amount in cash (without interest) determined by multiplying the per share Merger Consideration by the number of shares of Company Common Stock underlying such vested Company PSUs, less any withholding taxes. Any Company PSU that is not vested as of immediately prior to the Effective Time shall be canceled at the Effective Time without payment of any consideration therefor.

Conditions to the Merger

The consummation of the Transaction is subject to the fulfillment or waiver of certain customary mutual conditions, including the receipt of the requisite stockholder approval at a meeting of the Company’s stockholders.

The consummation of the Transaction is also subject to the fulfillment or waiver of certain unilateral conditions, including (i) the other party’s representations and warranties being true and correct (subject to certain customary materiality exceptions), (ii) the other party’s fundamental representations and warranties being true and correct in all material respects and (iii) the other party having performed and complied in all material respects with its covenants, obligations and conditions of the Merger Agreement. The obligation of Parent to consummate the Merger is additionally conditioned upon the absence of a material adverse effect on the Company that is continuing, and having obtained approval from CFIUS.

Solicitation and Alternative Proposals

From and after the date of the Merger Agreement, the Company has agreed that it and its subsidiaries and their respective representatives will not solicit, initiate, knowingly facilitate or knowingly encourage any inquiry, indication of interest, offer or proposal relating to an Acquisition Transaction (as defined in the Merger Agreement) or enter into any agreement for an Acquisition Transaction or any agreement requiring the Company to abandon, terminate or fail to consummate the Transaction.

The Company may, however, prior to obtaining approval of the Company’s stockholders, respond to, engage in discussions with and provide information regarding the Company to a third party which has made a proposal, if the Company Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with outside counsel and its financial advisor, that such proposal constitutes, or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement).

Prior to obtaining the requisite stockholder approval, the Company Board may, in certain circumstances, effect a Company Board Recommendation Change (as defined in the Merger Agreement) and/or terminate the Merger Agreement, subject to complying with specified notice requirements to Parent and other conditions set forth in the Merger Agreement, including paying a termination fee to Parent in specified circumstances, as described below.

Termination and Fees

The Merger Agreement provides for the termination of the agreement under certain circumstances, including among others (i) subject to certain limitations, if the consummation of the Merger has not occurred by April 29, 2025 (subject to an extension, at the election of either Parent or the Company, to July 29, 2025 if on such date all of the conditions to the closing of the Merger, except those relating to the approval of CFIUS, have been satisfied or waived) (the “End Date”), (ii) by either party if the Company fails to obtain the requisite stockholder approval at a meeting of the Company’s stockholders, (iii) by Parent at any time prior to the Company’s receipt of the requisite stockholder approval if the Company Board has effected a Company Board Recommendation Change, (iv) by either party for breaches by the other party of certain representations and warranties, and (v) by the Company at any time prior to the Company’s receipt of its requisite stockholder approval, if the Company Board (acting on the recommendation of the Special Committee) determines to terminate the Merger Agreement with respect to a Superior Proposal.

The Company will be required to pay a termination fee to Parent equal to $1,250,000 if the Merger Agreement is terminated in certain circumstances, including, if (i) Parent terminates the Merger Agreement following a Company Board Recommendation Change, (ii) the Company terminates the Merger Agreement with respect to a Superior Proposal, and (iii) either party terminates the Merger Agreement following the Company’s failure to obtain the requisite stockholder approval at a meeting of the Company’s stockholders and (a) prior to such termination an Acquisition Proposal (as defined in the Merger Agreement) had been publicly disclosed and not withdrawn or otherwise made to the Company Board or the Special Committee and (b) within twelve months following the date of such termination the Company consummates any Acquisition Proposal (it being understood that for all purposes of the Company’s payment of a termination fee, references in the definition of “Acquisition Proposal” to 20% are to be deemed references to 50%).

Parent will be required to pay a reverse termination fee to the Company equal to $5,000,000 if the Merger Agreement is terminated in certain circumstances, including, if the Merger Agreement is terminated by (i) either party if the Merger is not consummated by the End Date, the CFIUS Approval (as defined in the Merger Agreement) was not obtained and at the time of such termination each of the other conditions to the closing of the Merger have been satisfied, (ii) either party to the extent any governmental entity with competent jurisdiction has issued or enacted a final and nonappealable legal restraint that prohibits, makes illegal or enjoins the consummation of the Merger to the extent relating to the CFIUS Approval, and (iii) the Company in the event Parent breaches or fails to perform in any material respect any of its covenants relating to the CFIUS Approval.

The Merger Agreement also provides that, in certain circumstances, either party may seek to compel the other party to specifically perform its obligations under the Merger Agreement.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use reasonable best efforts to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the consummation of the Merger. The parties have agreed to use reasonable best efforts to take all actions necessary to consummate the Merger, including cooperating to obtain the regulatory approvals necessary to consummate the Merger.

The foregoing description of the Merger Agreement is not complete, and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the Proxy Statement that the Company will file in connection with the transaction contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Voting Support Agreements

Concurrent with the execution of the Merger Agreement, Koito and each of Dr. Jun Pei, Dr. Jun Ye and Dr. Mark McCord (the “Supporting Stockholders”) entered into voting support agreements (the “Voting Support Agreements”), pursuant to which, among other things, each of the Supporting Stockholders agreed, subject to the terms thereof, to vote or cause to be voted, all of the shares of Company Common Stock beneficially owned by such Supporting Stockholders in favor of the adoption of the Merger Agreement. The aggregate number of shares of Company Common Stock beneficially owned by the Supporting Stockholders and required to be voted or cause to be voted in favor of the adoption of the Merger Agreement pursuant to the Voting Support Agreements represents approximately 38.7% of the outstanding shares of Company Common Stock, and along with the shares of Company Common Stock beneficially owned by Koito (excluding the Company Common Stock to which the shares of Series A Preferred Stock held by Koito are convertible), approximately 50.9% of the outstanding shares of Company Common Stock. In the event that the Board effects a Recommendation Change, then the aggregate number of shares of Company Common Stock beneficially owned by the Supporting Stockholders and required to be voted or caused to be voted in favor of the adoption of the Merger Agreement pursuant to the Voting Support Agreements, along with the shares of Company Common Stock beneficially owned by Koito (including the Company Common Stock to which the shares of Series A Preferred Stock held by Koito are convertible), would be reduced to represent 35% of the outstanding shares of Company Common Stock.

The foregoing description of the Voting Support Agreements is not complete and is qualified in its entirety by reference to the form of Voting Support Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Rollover Agreement

Concurrent with the execution of the Merger Agreement, Koito, Project Camaro Holdings, LLC, a Delaware limited liability company (“Holdco”), Dr. Jun Pei, Dr. Mark McCord and Mr. Yupeng Cui (Dr. Jun Pei, Dr. Mark McCord and Mr. Yupeng Cui together, the “Rollover Participants”) entered into a rollover agreement (the “Rollover Agreement”), pursuant to which, immediately prior to the Effective Time, Dr. Jun Pei, Dr. Mark McCord and Mr. Yupeng Cui will contribute 1,291,810, 515,886 and 476,549 shares of Company Common Stock (the “Rollover Shares”), respectively, and Koito will separately contribute its 1,962,474 shares of Company Common Stock and 100,000 shares of Series A Preferred Stock as contemplated therein, to Holdco in exchange for certain equity interests in Holdco. Pursuant to the Rollover Agreement, the Rollover Participants agreed to certain restrictive covenants, including restrictions on competition and solicitation. The Rollover Agreement also contemplates that at the closing, the Rollover Participants, Parent and Holdco will enter into an Amended and Restated Limited Liability Company Agreement of Holdco, which provides for scheduled repurchases of the equity interests issued to the Rollover Participants at a purchase price determined by multiplying the number of Rollover Shares by the Merger Consideration, plus an applicable rate of interest, subject to acceleration or reduction in certain circumstances.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On July 27, 2024, the compensation committee of the Board (the “Compensation Committee”) approved the terms of new employment agreements to be entered into by Cepton Technologies, Inc., a wholly-owned subsidiary of the Company (“Cepton Technologies”), with Dr. Jun Pei, the Company’s Chief Executive Officer, and Dr. Dongyi Liao, the Company’s Chief Technology Officer. Each agreement will be effective upon the closing of the pending acquisition of the Company by Koito.

Each of the new employment agreements will provide for the executive to receive an annual base salary ($332,800 in the case of Dr. Pei and $300,000 in the case of Dr. Liao) and to be eligible for an annual discretionary bonus as determined by the board of directors of Cepton Technologies (the “Cepton Technologies Board”) and to participate in benefit plans made available generally to employees of Cepton Technologies. The executive will also receive annual grants of long-term cash incentive awards (“LTI Awards”) that will vest based on achievement of performance goals to be established each year by the Cepton Technologies Board and the executive’s continued employment for a three-year period. The LTI Awards may pay out between 0% and 200% of the target award, with the target amount of the initial LTI Awards being $232,960 for Dr. Pei and $150,000 for Dr. Liao. If the executive’s employment is terminated by Cepton Technologies without “cause” or by the executive for “good reason” (as defined in the agreement), the executive will receive severance of 18 months base salary, payable in installments over an 18-month period, payment of COBRA premiums for 18 months, and vesting of the portion of the executive’s LTI Awards that would have vested within 18 months after the termination date (with performance deemed achieved at the target level and the time-based vesting requirement being treated as 36 monthly installments for this purpose). However, if such a termination of the executive’s employment occurs in connection with or within 18 months following a change in control of Cepton Technologies, the executive’s severance will equal the sum of 18 months of his base salary and one and one-half times his annual target bonus for the year of termination (or, if no target bonus has been established, the amount of his actual bonus for the prior year) and will be paid in a lump sum; and his then-outstanding LTI Awards will be fully vested. The executive’s right to receive these severance benefits is subject to his providing a release of claims to Cepton Technologies and his continued compliance with his confidentiality, non-solicitation and other covenants in favor of Cepton Technologies.

Retention Bonus

On July 27, 2024, the Compensation Committee approved a retention bonus to Dong (Dennis) Chang, the Company’s Interim Chief Financial Officer, in the amount of $100,000, to be payable in cash on or promptly following the Effective Time, contingent upon the closing of the Merger and Mr. Chang’s continued employment or service to the Company or one of its subsidiaries through the Effective Time.

Item 8.01 Other Events.

On July 29, 2024, the Company issued a press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Additional Information About the Merger and Where to Find It

This communication relates to the proposed transaction (the “Transaction”) involving Cepton, Inc. (the “Company”) and KOITO MANUFACTURING CO., LTD (“Parent”). In connection with the proposed Transaction, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”) and a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). The Proxy Statement will contain important information about the proposed Transaction and related matters. This communication is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document that the Company may file with the SEC or send to its stockholders in connection with proposed Transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), SCHEDULE 13E-3 AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The Proxy Statement (any amendments or supplements thereto), Schedule 13E-3 and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge on the SEC’s website at www.sec.gov or free of charge from the Company on the Company’s investor relation’s website at www.https://investors.cepton.com.

Participants in the Solicitation

The Company and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Transaction. Information about the directors and executive officers of the Company and their ownership of the Company’s common stock is set forth in the definitive proxy statement for the Company’s 2024 Annual Meeting of Stockholders, which was filed with the SEC on May 15, 2024, or its Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents filed by the Company with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed Transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward Looking Statements Safe Harbor

This Current Report includes forward-looking statements, within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including without limitation, the Company’s expectations, plans and opinion regarding the proposed Transaction. Forward-looking statements can be identified by words such as “estimate,” “objective,” “plan,” “project,” “forecast,” “intend,” “aim,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “milestone,” “designed to,” “proposed” or other similar expressions that predict or imply future events, trends, terms, and/or conditions or that are not statements of historical fact. The Company cautions readers of this Current Report that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement between the parties to the proposed Transaction; (ii) the failure to obtain the approval of the proposed Transaction from the Company’s stockholders, (iii) the failure to obtain certain regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed Transaction within the expected timeframes or at all; (iv) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Transaction; (v) the effect of the announcement of the proposed Transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (vi) uncertain global macro-economic and political conditions; and (vii) other risks listed from time to time in the Company’s filings with the SEC. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this Current Report. Accordingly, undue reliance should not be placed upon the forward-looking statements. All forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. The Company does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this Current Report, or to reflect the occurrence of unanticipated events.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among Cepton, Inc., KOITO MANUFACTURING CO., LTD. and Project Camaro Merger Sub, Inc. dated as of July 29, 2024.
10.1	Form of Voting Support Agreement.
99.1	Press Release, dated July 29, 2024.
104.1	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPTON, INC.

Date: July 29, 2024	By:	/s/ Jun Pei
	Name:	Jun Pei
	Title:	President and Chief Executive Officer